EXHIBIT 11

                     SURGICAL LASER TECHNOLOGIES, INC.
                              AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                     (In thousands, except per share data)

                                                        For the Quarter Ended:    For the Six Months Ended:
                                                        ----------------------    -------------------------
                                                        Jul. 2,     Jul. 3,       Jul. 2,          Jul. 3,
                                                          1995        1994          1995             1994
                                                        --------    --------      -------         -------
Primary Earnings (Loss) Per
Common Share:
Net income (loss)                                       ($1,684)       $950       ($2,945)           $695
                                                        --------    --------      -------         -------
Weighted average number of shares
  of Common Stock outstanding during
  the period                                              9,850       9,110         9,848           9,089

Additional shares assuming excercise
  of stock options and warrants
  utilizing the treasury stock method                        -          150            -              101
                                                        --------    --------      -------         -------
Weighted average Common Stock and Common
  Stock equivalents outstanding                           9,850       9,260         9,848           9,190
                                                        --------    --------      -------         -------

Primary earnings (loss) per share                        ($0.17)      $0.10        ($0.30)          $0.08
                                                        ========    ========      =======         =======

Fully Diluted Earnings (Loss) Per
  Common Share:
Net income (loss)                                       ($1,684)       $987       ($2,944)           $770
                                                        --------    --------      -------         -------
Weighted average number of shares
  of Common Stock outstanding during
  the period                                              9,850       9,110         9,848           9,089
Additional shares assuming excercise
  of stock options and warrants
  utilizing the treasury stock method                        -          150            -              101
Additional shares assuming conversion
  of convertible subordinated notes                          -          441            -              441

                                                        --------    --------      -------         -------
Weighted average Common Stock and Common
  Stock equivalents outstanding                           9,850       9,701         9,848           9,631
                                                        --------    --------      -------         -------

Fully diluted earnings (loss) per share                  ($0.17)      $0.10        ($0.30)          $0.08
                                                        ========    ========      =======         =======

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